CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES 2018 RESULTS

Norton, Massachusetts, March 5, 2019.  CPS Technologies Corporation (NASDAQ: CPSH) today announced revenues of $6.1 million and an operating profit of $208 thousand for the Fourth Quarter ended December 29, 2018.   This compares with revenues of $3.8 million and an operating loss of $396 thousand for the Fourth Quarter ended December 30, 2017.

Revenues for the year ended December 29, 2018 totaled $21.6 million compared with $14.6 million for the year ended December 30, 2017.  The operating loss for the year narrowed to $0.9 million in fiscal 2018, compared with an operating loss of $1.9 million in fiscal 2017.

Grant Bennett, President and CEO, said, “In the Fourth Quarter we achieved a 60% increase in revenue versus last year, generated our largest operating profit in three years and paid off our line of credit.   These results reflect a continuation of the momentum we begin in the first quarter last year, resulting in a 48% revenue gain for the full year versus 2017 with increasing margins from the first quarter through the fourth.”

Mr. Bennett continued, “Despite the strong operating performance and expected future performance, we have established a reserve against nearly all of our $3 million deferred tax asset based on available evidence, primarily historical losses.   That being said, it is critical to point out that the establishment of this reserve has no effect on cash, has no impact on the tax return and does not dilute existing tax credits, most of which do not expire until 2030.”

Finally, Mr. Bennett added: “As we look forward this year and next, we see several growth opportunities.  Traction is our largest end market and it is growing.  In China the traction market is projected to growth rapidly, an estimated 40% in 2019 alone.  The AlSiC market in Japan is estimated to be the size of the market in Europe and we are quoting business that could become meaningful as soon as later this year.  In addition, we expect our participation in the defense and aerospace sectors will continue to grow for several years into the future.”

The Company will be hosting its fourth quarter conference call with investors at 4:30 PM today.  Those interested in participating in the conference should call:

                              Call-in Number:     855-863-0441

                              Conference ID:      5991589

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2018 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the       use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended		Year Ended
	Dec. 29,	Dec. 30,	Dec. 29,	Dec. 30,
	2018	2017	2018	2017

Total Revenues	$6,080,731	$3,796,008	$21,580,904	$14,577,183
Cost of Sales	4,881,290	3,232,962	18,668,052	12,919,065
Gross Margin	1,199,441	563,046	2,912,852	1,658,118
Operating Expenses	991,175	958,802	3,813,415	3,609,328
Operating income (loss)	208,266	(395,756)	(900,563)	(1,951,210)
Interest income (expense),net	(9,317)	3,411	(34,630)	11,476
Other Income	—	—	13,645	—
Income before income taxes	198,949	(392,345)	(921,548)	(1,939,734)
Income tax expense (benefit)	3,059,419	400,968	2,784,419	(222,032)
Net income (loss)	(2,860,470)	(793,313)	(3,705,967)	(1,717,702)
Net income (loss) per diluted share	($ 0.22)	($ 0.06)	($ 0.28)	($ 0.13)
Shares outstanding, diluted	13,205,936	13,203,436	13,205,936	13,203,436

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	Dec. 29,	Dec. 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$628,804	$1,339,572
Accounts receivable-trade, net	3,053,091	2,943,373
Inventories, net	3,192,933	2,109,513
Prepaid expenses	156,338	101,086

Total current assets	7,031,166	6,493,544

Property and equipment, net	1,273,186	1,490,498
Deferred taxes	186,747	3,038,666

Total assets	$8,491,099	$11,022,708

Liabilities and Equity
Current liabilities:
Accounts payable	1,680,263	946,385
Accrued expenses	975,315	655,489
Deferred Revenue	—	100,000

Total current liabilities	2,655,578	1,701,874

Stockholders' equity	5,835,521	9,320,834

Total liabilities and stockholders' equity	$8,491,099	$11,022,708